Exhibit 99

FOR IMMEDIATE RELEASE
Contact: Lance A. Berry
(901) 867-4607
Wright Medical Announces Resolution of Government Investigation
Arlington, TENN—September 30, 2010—Wright Medical Group, Inc. (NASDAQ: WMGI), announced today that its wholly-owned subsidiary, Wright Medical Technology, Inc. (Company), has entered into a Deferred Prosecution Agreement (DPA) with the United States Attorney’s Office for the District of New Jersey (USAO) and a civil Settlement Agreement (CSA) with the United States. These agreements resolve the USAO’s investigation into the Company’s consulting arrangements with orthopaedic surgeons relating to its hip and knee products in the United States. Under the DPA, the USAO agrees not to prosecute the Company in connection with the matter if the Company satisfies its obligations during the 12 month term of the DPA. Pursuant to the CSA, the Company will settle civil and administrative claims relating to the matter for a payment of $7,929,900, without any admission by the Company. In conjunction with the CSA, the Company has also entered into a five (5) year Corporate Integrity Agreement (CIA) with the Office of the Inspector General of the United States Department of Health and Human Services.
Pursuant to the DPA, an independent monitor will review and evaluate the Company’s compliance with its obligations under the DPA.
Together, the agreements announced today resolve the investigation commenced by the USAO in December of 2007. The USAO specifically acknowledges in the DPA that it does not allege that the Company’s conduct adversely affected patient health or patient care.
The Company previously accrued approximately $8 million for an anticipated settlement of this investigation, and therefore, these agreements are not anticipated to materially impact the Company’s results of operations for the third quarter of 2010.
Wright Medical’s President and Chief Executive Officer, Gary D. Henley, stated “We are pleased to announce these agreements and look forward to working with the independent monitor as we continue our commitment to the highest standards of ethical and legal conduct. This commitment applies to all our dealings with our customers, vendors and business partners, as well as with our surgeon consultants who are an important source of innovation in medical technology and integral to the training of their peers. We believe this resolution is in the best interest of our shareholders and that the terms of the resolution reflect our cooperation with the government throughout the investigation.”
A copy of the DPA has been posted to the Company’s website.
Wright Medical Group, Inc. is a global orthopaedic medical device company specializing in the design, manufacture and marketing of devices and biologic products for the extremity, hip and knee repair and reconstruction markets. The Company is a leading provider of surgical solutions for the foot and ankle market. The Company has been in business for more than 50 years and

headquarters Wright Medical Technology, Inc. 5677 Airline Road Arlington, TN 38002 901.867.9971 phone	www.wmt.com

markets its products in over 60 countries worldwide. For more information about Wright Medical, visit the Company’s website at www.wmt.com.
This press release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause the Company’s actual results to materially differ from those described in the forward-looking statements. Such risks and uncertainties include the impact of the Company’s settlement of the federal investigation into the Company’s consulting arrangements with orthopaedic surgeons relating to its hip and knee products in the United States, including the Company’s compliance with the DPA through September 2011 and the CIA through September 2015, and those risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission (including those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, under the heading, “Risk Factors” and the Company’s subsequently filed Securities and Exchange Act of 1934 reports). Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date of this report, and the Company undertakes no obligation to update such statements after this date.
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headquarters Wright Medical Technology, Inc. 5677 Airline Road Arlington, TN 38002 901.867.9971 phone	www.wmt.com